EXHIBIT 5.8

AGAPITO ASSOCIATES, INC.
1726 Cole Boulevard
Building 22, Suite 130
Golden, CO  80401   USA

CONSENT OF EXPERT
FILED BY SEDAR

April 19, 2010

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
United States Securities & Exchange Commission (SEC)

Re:	Baja Mining Corp. (the "Company") filing of a Short Form Base Shelf Prospectus dated April 19, 2010 (the "Prospectus")

We refer to our report entitled "El Boleo (Boleo) Project, Technical Report Update, Baja California South, Mexico" dated March 2, 2010 (the "Report") as referenced in the Prospectus and documents incorporated by reference therein.

This letter is being filed as our consent to the use of our firm name and the Report in the Prospectus and in documents incorporated by reference therein and in the Registration Statement of the Company on Form F-10/A dated April 19, 2010.

We confirm that we have read the Prospectus and we have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within our knowledge as a result of the services we performed in connection with such Report.

[Signature page follows]

Yours truly,

AGAPITO ASSOCIATES, INC.

Per:	/s/ Timothy A. Ross

Name: Timothy A. Ross, P.E. Position: Principal, Vice President & Manager